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                                  EXHIBIT 24.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the use in this Post-Effective Amendment No. 4 to Form S-3 relating to the Third Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan of PAB Bankshares, Inc., of our report, dated January 23, 1998, relating to the consolidated financial statements of the Company and its subsidiaries as of December 31, 1997 and 1996 and for each of the years in the two-year period ended December 31, 1997, and to the reference to our firm under the caption "Experts" in the Form S-3.



/s/ Stewart, Fowler & Stalvey, P.C.
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Stewart, Fowler & Stalvey, P.C.

Valdosta, Georgia
September 1, 1998